UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 25, 2012

Access Plans, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number

000-30099

OKLAHOMA	27-1846323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 36th Avenue NW, Suite 105, Norman, OK 73072

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (405) 579-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events.

Access Plans, Inc. (OTCBB: APNC), a leading membership benefits marketing company, announced that the estimated amount of its previously announced special dividend is $0.08 per share. The special dividend will be payable on May 31, 2012 to the record holders of Access Plans common stock on May 30, 2012, prior to the closing of Access Plans’ merger with Affinity Insurance Services, Inc., a subsidiary of Aon Corporation. The Ex-dividend date will be May 25, 2012. The exact amount of the special dividend will be determined on May 29, 2012. As previously disclosed, the merger is expected to close during the second quarter of 2012 and is subject to various closing conditions.

Access Plans also announced that the estimated per share merger consideration that will be payable to Access Plans shareholders in connection with the merger is $3.28. The exercise of previously issued options to acquire Access Plans Stock increased the number of shares outstanding and, as a result, lowered the per share estimated merger consideration from the previously announced estimate of $3.30, while the $360,000 in cash received as a result of the option exercises increased the amount available for the special dividend. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS PLANS, INC. (Registrant)

Date: May 25, 2012	By:	/s/ Bradley W. Denison
	Name:	Bradley W. Denison
	Title:	Chief Operating Officer and Secretary